FIELDPOINT PETROLEUM NAMES COO/CFO

AUSTIN, Texas JUNE 20, 2013 /Businesswire/ - FieldPoint Petroleum Corporation (NYSE/MKT:FPP) announced today that its Board of Directors has appointed Philip H. Roberson to serve as COO/CFO.

FieldPoint’s Executive Chairman, Roger D. Bryant, stated, “For some time, Phil has been collaborating with our founder, Ray Reaves, regarding various drilling projects and field operations. Consequently, he is in an excellent position to see that none of our initiatives lose momentum.  Additionally, because of his securities background combined with being a licensed CPA, he is able to take on the added duties of CFO.  This should ensure the continued timeliness of our financial reporting and SEC filings.  Phil is a great addition and we are very pleased to have him join the team.”

Mr. Roberson added, “I had a great relationship with Ray, and great respect for the company he built.  I sincerely appreciate the opportunity to contribute to its future growth.”

Prior to joining FieldPoint, Mr. Roberson was a founder of AEG Operating LLC, an independent oil and gas exploration company, where he was instrumental in the funding, acquisition and day to day operations of the firms operated and non-operated properties.  Previously, he served as a Director of Energy Investment Banking with Tejas Securities, Inc. where he assisted Exploration & Production and Energy Service companies with debt & equity offerings.  Until it was acquired by Tejas Securities, Mr. Roberson was an Equity Analyst with Arabella Securities, LLC, covering Energy and Special Situation companies. Mr. Roberson received a Bachelor of Business Administration in Finance from the University of Texas at Austin and is a licensed Certified Public Accountant.

About FieldPoint Petroleum Corp. (www.fppcorp.com)

FieldPoint Petroleum Corporation is engaged in oil and gas exploration, production and acquisition, primarily in New Mexico, Oklahoma, Texas and Wyoming.

This press release may contain projection and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Any such projections or statement reflect the company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that such projections will be achieved and that actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ from those projected, such as decreases in oil and gas prices and unexpected decreases in oil and gas production is included in the company’s periodic reports filed with the Securities and Exchange Commission (www.sec.gov).

Contact: Roger Bryant, Chairman (214) 215-9130.